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                                                Exhibit 15




April 7, 2000


Lowe's Companies, Inc.
Wilkesboro, North Carolina


We have made a review, in accordance with the standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Lowe's Companies, Inc. and subsidiaries for the periods ended April 30, 1999, July 30, 1999, and October 29, 1999, as indicated in our reports dated May 11, 1999, August 11, 1999 and November 10, 1999, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 30, 1999, July 30, 1999, and October 29, 1999 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina